CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2015 AND 2014
(EXPRESSED IN CANADIAN DOLLARS)

COMPANY PARTICULARS

DIRECTORS AND OFFICERS
Dr. Timothy Coughlin, CEO and Director
Ms. Cindy Davis, CFO
Mr. Eric Lowy, Corporate Secretary
Mr. Peter Mullens, Director
Mr. Hugh Devlin, Director
Dr.Kerim Sener, Director
Mr. Vernon Arseneau, Director
Mr. Donald R. Njegovan, Director

HEAD OFFICE
Suite 30
4 Wharf Street
St Helier
Jersey, JE2 3NR, Channel Islands
Tel: 01534 887166
Website: www.royalroadminerals.com

BANKERS
Jersey
Barclays Bank PLC
13 Library Place
St Helier
Jersey, JE4 8NE, Channel Islands

Colombia
Davivienda
Calle 113 No 7-45 Torre B,
Locales 122-123
Bogotá, Colombia

AUDITORS
Grant Thornton LLP
Suite 501, 201 City Centre Drive,
Mississauga, Ontario,
L5B 2T4, Canada

Independent auditor’s report	Grant Thornton LLP
Suite 501
201 City Centre Drive
Mississauga, ON
L5B 2T4
T +1 416 366 0100
F +1 905 804 0509
www.GrantThornton.ca

To the shareholders of Royal Road Minerals Limited,

We have audited the consolidated financial statements of Royal Road Minerals Limited (“the company”) and its subsidiaries, which comprised the consolidated statement of financial position as at December 31, 2015 and 2014, and the consolidated statements of loss and comprehensive loss, statements of changes in equity, and statements of cash flows for the years ended December 31, 2015 and 2014, and a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Royal Road Minerals Limited and its subsidiaries as at December 31, 2015 and 2014, and their financial performance and cash flows for the years then ended in accordance with International Financial Reporting Standards.

/s/Grant Thornton LLP
April 28, 2016	Chartered Professional Accountants
Mississauga, Canada	Licensed Public Accountants

Royal Road Minerals Limited
Consolidated Statements of Financial Position
(Expressed in Canadian Dollars)

	As at	As at	As at
	December 31,	December 31,	January 1,
	2015	2014	2014
		(note 4)	(note 4)

ASSETS
Non-current assets
Property and equipment (note 7)	$25,868	$84,849	$59,897
Exploration rights (note 11)	39,102	-	-

Total non-current assets	64,970	84,849	59,897

Current assets
Cash and cash equivalents	969,032	859,205	2,083,099
Prepaid expenses and other current assets (note 6)	78,532	330,648	13,352
Unit proceeds in escrow	-	1,318,124	-

Total current assets	1,047,564	2,507,977	2,096,451

Total assets	$1,112,534	$2,592,826	$2,156,348

SHAREHOLDERS' EQUITY AND LIABILITIES
Capital and reserves
Share capital (note 8)	$9,306,749	$7,310,620	$6,064,162
Warrants (note 9)	456,215	292,470	154,220
Contributed surplus	144,995	116,662	51,863
Translation of foreign operations	(1,535)	51,220	56,133
Accumulated deficit	(8,952,198)	(6,800,600)	(4,250,196)

Total shareholders' equity	954,226	970,372	2,076,182

Non-current liabilities
Post-employment obligations	-	36,252	22,464

Total non-current liabilities	-	36,252	22,464

Current liabilities
Accounts payable and accrued liabilities	158,308	268,078	57,702
Unit proceeds payable	-	1,318,124	-

Total current liabilities	158,308	1,586,202	57,702

Total liabilities	158,308	1,622,454	80,166

Total liabilities and shareholders' equity	$1,112,534	$2,592,826	$2,156,348

Subsequent Events (note 18)

Approved on behalf of the Board:

"Tim Coughlin"	Director	"Peter Mullens"	Director

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Royal Road Minerals Limited
Consolidated Statements of Loss and Comprehensive Loss
(Expressed in Canadian Dollars)

	Year ended	Year ended
	December 31,	December 31,
	2015	2014
		(note 4)

Income
Interest income	$-	$5,677

	-	5,677

Expenses
Exploration and evaluation expenditures (note 11)	58,035	-
Professional fees	385,486	315,086
General and administrative	32,265	26,089
Employee salaries and benefits	441,520	507,218

	917,306	848,393

Loss from operations	(917,306)	(842,716)

Other items
Finance expenses (note 5)	(514,038)	(46,416)
Kirkcaldy takeover costs (note 5)	(224,811)	-
Foreign exchange (loss) gain	51,414	(13,469)

	(687,435)	(59,885)

Net loss for the year from continuing operations	(1,604,741)	(902,601)
Discontinued operations
Loss from discontinued operations (note 12)	(546,857)	(1,647,803)

Net loss for the year	(2,151,598)	(2,550,404)
Other comprehensive loss
Exchange differences arising on translation of foreign operations	(52,755)	(4,913)

Total comprehensive loss for the year	$(2,204,353)	$(2,555,317)

Net loss per share - basic and diluted	$(0.06)	$(0.09)

Weighted average number of shares outstanding - basic and diluted	34,378,621	27,225,935

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Royal Road Minerals Limited
Consolidated Statements of Cash Flows
(Expressed in Canadian Dollars)

	Year ended	Year ended
	December 31,	December 31,
	2015	2014
		(note 4)

Operating activities
Net loss for the year from continuing operations	$(1,604,741)	$(902,601)
Adjustments for:
Depreciation	11,498	3,242
Stock based compensation	26,160	71,570
Non-cash Kirkcaldy takeover costs	224,811	-
Changes in non-cash working capital items:
Prepaid expenses and other current assets	226,278	(272,599)
Accounts payable and accrued liabilities	(56,883)	133,226
Cash used in operating activities - continuing operations	(1,172,877)	(967,162)
Cash used in operating activities - discontinued operations	(563,640)	(1,601,562)
Net cash used in operating activities	(1,736,517)	(2,568,724)

Investing activities
Acquisition of equipment	-	(32,967)
Purchase of exploration rights	(39,102)	-
Cash used in investing activities - continuing operations	(39,102)	(32,967)
Cash used in investing activities - discontinued operations	-	-
Net cash used in investing activities	(39,102)	(32,967)

Financing activities
Proceeds from issuance of share capital	1,544,385	1,261,750
Payments for share issue costs	(89,285)	(22,063)
Cash received from acquisition of Kirkcaldy, net (note 5)	318,391	-
Proceeds from issuance of warrants	163,745	138,250
Cash used in financing activities - continuing operations	1,937,236	1,377,937
Cash used in financing activities - discontinued operations	-	-
Net cash provided by financing activities	1,937,236	1,377,937

Net change in cash and cash equivalents	161,617	(1,223,754)
Effect of foreign currencies on cash	(51,790)	(140)
Cash and cash equivalents, beginning of year	859,205	2,083,099
Cash and cash equivalents, end of year	$969,032	$859,205

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Royal Road Minerals Limited
Consolidated Statements of Changes in Shareholders' Equity
(Expressed in Canadian Dollars)

				Translation
	Share		Contributed	of Foreign	Accumulated
	Capital	Warrants	Surplus	Operations	Deficit	Total
					(note 4)

Balance, January 1, 2014	$6,064,162	$154,220	$51,863	$56,133	$(4,250,196)	$2,076,182
New equity share capital subscribed, net	1,239,687	138,250	-	-	-	1,377,937
Stock based compensation	-	-	71,570	-	-	71,570
Attributable to forfeited stock options	6,771	-	(6,771)	-	-	-
Total comprehensive loss for the year	-	-	-	(4,913)	(2,550,404)	(2,555,317)

Balance, December 31, 2014	7,310,620	292,470	116,662	51,220	(6,800,600)	970,372
Shares issued in connection with Arrangement Transaction, net of costs (note 5)	1,080,108	160,485	-	-	-	1,240,593
Shares issued for cash, net of costs	374,992	3,260	-	-	-	378,252
Shares of RRM issued to Kirkcaldy shareholders (note 5)	535,663	-	7,539	-	-	543,202
Stock based compensation	-	-	26,160	-	-	26,160
Attributable to forfeited stock options	5,366	-	(5,366)	-	-	-
Total comprehensive loss for the year	-	-	-	(52,755)	(2,151,598)	(2,204,353)

Balance, December 31, 2015	$9,306,749	$456,215	$144,995	$(1,535)	$(8,952,198)	$954,226

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

1.	Nature of Operations

The Company was incorporated under the Companies (Jersey) Law 1991 on May 6, 2010 as “Tigris Resources Limited”. On April 10, 2015, the Company changed its name to “Royal Road Minerals Limited” (“RRM” or the “Company”) and amended its share capital structure by converting all of its par value shares to no par value shares and consolidating its then outstanding shares on the basis of two pre-consolidation shares for every one post-consolidation share. On April 15, 2015, the Company completed a business combination transaction (the “Arrangement”) by way of an arrangement under the Business Corporations Act (Alberta), whereby the Company acquired its wholly-owned subsidiary Royal Road Minerals Canada Limited (“RRMC”), a corporation resulting from the amalgamation of Kirkcaldy Capital Corp. (“Kirkcaldy”) and Royal Road Minerals Canada Limited (“Tigris Subco”). As a result of the Arrangement, on April 20, 2015, the ordinary shares (the “Ordinary Shares”) of the Company were listed and commenced trading on the TSX Venture Exchange (the “TSXV”) under the trading symbol “RYR”. The Company’s registered and head office is located at 4 Wharf Street, Suite 30, St. Helier, Jersey, Channel Islands, JE2 3NR.

The Company is a gold and copper focused exploration and development company and has a project in Southern Colombia. RRM was exploring in Eastern and Western Turkey until recently when it decided to cease all activities in the region and dispose of its operations (note 12). In Colombia, the Company is advancing the La Golondrina high-grade gold project under a definitive option agreement to earn 100% of that property, which was entered into on October 6, 2015. RRM carries on its operations in Colombia through its 92.5% owned subsidiary, Minerales Camino Real, SAS, which was incorporated in December 2015.

2.	Significant Accounting Policies

(a)	Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) issued by the International Accounting Standards Board (“IASB”) and Interpretations of the IFRS Committee (“IFRIC”), effective for the Company’s reporting for the years ended December 31, 2015 and 2014.

The policies applied in these consolidated financial statements are based on IFRS issued and effective as of December 31, 2015. The Board of Directors approved the statements on April 28, 2016.

(b)	Basis of preparation

The consolidated financial statements have been prepared on the historical cost basis and presented in Canadian dollars.

(c)	Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company: RRMC and Minerales Camino Real SAS (“MCR”) – a subsidiary incorporated by RRM in Colombia in December 2015. Control is achieved where the Company has the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities.

The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases.

The results of subsidiaries acquired or disposed of during the period are included in the consolidated income statement from the effective date of acquisition or up to the effective date of disposal, as appropriate. Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with those used by other members of the Group. All intra-group transactions, balances, income and expenses are eliminated in full on consolidation.

At December 31, 2015, the Company had one wholly-owned subsidiary, RRMC incorporated in Canada, (2014 - two;RRM Turkey and RRMC), and owned 92.5% of MCR, incorporated in Colombia.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

2.	Significant Accounting Policies (Continued)

(d)	Foreign currencies

The individual financial statements of each entity in the Group are prepared in the currency of the primary economic environment in which the entity operates (its “functional currency”). For the purpose of the consolidated financial statements, the results and financial position of each entity are expressed in Canadian dollars, which is the functional currency of the parent.

In preparing the financial statements of the individual entities, transactions in currencies other than the entity’s functional currency (foreign currencies) are recorded at the rates of exchange prevailing at the dates of the transactions. At each reporting date, monetary items denominated in foreign currencies are retranslated at rates prevailing at the reporting date. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated. Exchange differences are recognized in profit or loss in the period in which they arise. The functional currency of the Company's Colombian and Turkish subsidiaries is the Colombian Peso and the Turkish Lira, respectively.

For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s operations are expressed in Canadian dollars using exchange rates prevailing at the reporting date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case the exchange rates at the dates of the transaction are used. Exchange differences arising, if any, are recognized directly into other comprehensive loss and transferred to the Group’s translation of foreign operations reserve. Such exchange differences are recognized in profit or loss in the period in which the foreign operation is disposed.

(e)	Joint arrangements

Joint arrangements exist where there is joint control and the arrangement may be either a joint venture or joint operation. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require unanimous consent of the parties sharing control. The considerations made in determining significant influence or joint control are similar to those necessary to determine control over subsidiaries.

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. A joint operation on the other hand is an arrangement where the parties have rights to the assets, obligations and liabilities relating to the arrangement.

During 2015 and 2014, the Group held interests in several joint operations in Turkey which results in the recognition of the proportionate share of the joint operations’ assets, liabilities, revenues and expenses. All disclosures relating to these joint operations are included in notes 12 and 16.

(f)	Mining interests

During the initial stage of a project, exploration and evaluation expenditures, other than costs incurred in acquiring land use and mining rights, are expensed as incurred. Exploration and evaluation expenditures include acquisition costs of mineral properties, property option payments and evaluation activities. Once a project has been established as commercially viable and technically feasible, related development expenditures are capitalized. This includes costs incurred in preparing the site for mining operations. Capitalization ceases when the mine is capable of commercial production, with the exception of development costs that give rise to a future benefit.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

2.	Significant Accounting Policies (Continued)

(g)	Property and equipment

Property and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses. Where an item of property and equipment comprises major components having different useful lives, they are accounted for as separate items of property and equipment for depreciation purposes.

The gain or loss arising on the disposal or retirement of an item of property and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the consolidated statement of loss.

Expenditure to replace a component of an item of property equipment that is accounted for separately is capitalized and the existing carrying amount of the component written off. Other subsequent expenditure is capitalized if future economic benefits will arise from the expenditure. All other expenditure, including repair and maintenance, is recognized in the consolidated statement of loss as incurred.

Depreciation is charged to the consolidated statement of loss based on the cost, less estimated residual value, of the asset on a straight-line basis over the estimated useful life. Depreciation commences when the assets are available for use. The estimated useful lives are as follows:

Vehicles	3 – 5 years
Equipment	3 – 4 years

(h)	Impairment of property and equipment and intangible assets with finite lives

Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount.

The recoverable amount is the higher of the fair value less costs to sell and value in use. If the recoverable amount of an asset or cash generating unit is estimated to be less than its carrying amount, the carrying amount of the asset or cash-generating unit is reduced to its recoverable amount. Impairment losses are recognized as an expense immediately. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the property and equipment at the date the impairment is reversed does not exceed what the cost less accumulated depreciation would have been had the impairment not been recognized.

(i)	Taxation

The Group has no taxable profit and no current income tax.

Deferred tax is recognized on differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax base used in the computation of taxable profit, and are accounted for using the liability method. Deferred tax liabilities are generally recognized for all taxable temporary differences, and deferred tax assets are generally recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of the related asset or liability in a transaction that affects neither the taxable profit nor the accounting profit.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

2.	Significant Accounting Policies (Continued)

(i)	Taxation (continued)

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries except where the group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at each reporting date and increased or reduced to the extent that it is probable, or no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at tax rates that are expected to apply in the period in which the liability is settled or the asset realized based on tax rates that have been enacted or substantively enacted by the reporting date. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the reporting date, to recover or settle the carrying amount of its assets and liabilities.

Current and deferred tax is recognized as an expense or income in the profit or loss, except when they relate to items credited or debited directly to equity, in which case the tax is also recognized directly in equity, or where they arise from the initial accounting in a business combination.

(j)	Financial assets

Financial assets other than hedging instruments are divided into the following categories:

•	loans and receivables
•	financial assets at fair value through profit or loss
•	available-for-sale financial assets
•	held-to-maturity investments.

Financial assets are assigned to the different categories on initial recognition, depending on the characteristics of the instrument and its purpose. A financial instrument's category is relevant for the way it is measured and whether any resulting income and expense is recognized in profit or loss or directly in equity.

Generally, the Group recognizes all financial assets using settlement day accounting. An assessment of whether a financial asset is impaired is made at least at each reporting date. All income and expense relating to financial assets are recognized in the consolidated statement of loss except for income or loss on any available-for-sale financial assets which are recognized in equity.

(k)	Impairment of financial assets

Financial assets, other than those carried at fair value through profit or loss, are assessed for indicators of impairment at each reporting date. Financial assets are impaired where there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the financial asset have been impacted.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

2.	Significant Accounting Policies (Continued)

(k)	Impairment of financial assets (continued)

For financial assets carried at amortized cost, the amount of the impairment is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade and other receivables where the carrying amount is reduced through the use of an allowance account.

With the exception of available-for-sale equity instruments, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed through profit or loss exceed what the amortized cost would have been had the impairment not been recognized.

In respect of available-for-sale equity instruments, any increase in fair value subsequent to an impairment loss is recognized directly in equity.

(l)	Financial liabilities

The Group’s financial liabilities include accrued liabilities and other payables which are initially recognized at fair value and subsequently stated at amortized cost. Trade payables are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after reporting date.

(m)	Post-employment obligations

Under Turkish Labour Law, the Group is required to pay termination benefits to each employee who has completed one year service, after retirement.

The amount of benefit that an employee will receive on retirement is dependent on one or more factors, such as years of service and compensation. The obligation is fully funded by the Company. The Company recognizes its share of the expenses in the consolidated statement of loss or as an exploration and evaluation asset in the period the employees provide services.

(n)	Equity

An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Equity instruments issued by the Group are recorded at the proceeds received, net of direct issue costs.

(o)	Stock based compensation

All stock options are accounted for using the fair value-based method. Under the fair value-based method, compensation cost of a stock option is measured at fair value at the date of the grant and is expensed over the stock option’s vesting period, with a corresponding increase to contributed surplus.

When these stock options are exercised, the proceeds, together with the amount recorded in contributed surplus, are recorded in share capital.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

2.	Significant Accounting Policies (Continued)

(p)	Restoration and rehabilitation

A provision for restoration and rehabilitation is recognized when there is a present obligation as a result of exploration and development activities undertaken, it is probable that an outflow of economic benefits will be required to settle the obligation, and the amount of the provision can be measured reliably. The estimated future obligations include the costs of dismantling and removal of facilities, restoration and monitoring of the affected areas. The provision for future restoration costs is the best estimate of the present value of the expenditure required to settle the restoration obligation at the reporting date. Future restoration costs are reviewed annually and any changes in the estimate are reflected in the present value of the restoration provision at each reporting date.

The initial estimate of the restoration and rehabilitation provision relating to exploration and evaluation is capitalized into the cost of the related asset and amortized on the same basis as the related asset. Changes in the estimate of the provision of restoration and rehabilitation are treated in the same manner, except that the unwinding of the effect of discounting on the provision is recognized as a finance cost rather than being capitalized into the cost of the related asset.

The Group has no current obligations for restoration and rehabilitation.

(q)	Interest income

Interest income and expenses is reported on an accrual basis using the effective interest method.

(r)	Provisions

A provision is recognized in the statement of financial position when the Group has a legal or constructive obligation as a result of a past event, and it is probable that an outflow of economic benefits will be required to settle the obligation. If the effect is material, provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

(s)	Operating leases

Operating lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

(t)	Segment information

The Company operates in one business segment, mineral exploration.

The Group has identified its operating segments based on the internal reports that are reviewed and used by executive management (collectively, the Chief Operating Decision Maker, or “CODM”) in assessing performance and in determining the allocation of resources. The CODM considers the business from a geographic perspective and assesses the performance of geographic segments based on measures of profit and loss as well as assets and liabilities. These measures include operating expenditures, expenditures on exploration, property and equipment, non-current assets and total debt, if any.

During the years ended December 31, 2015 and 2014, the Group operated under two geographic segments engaged in mineral exploration and development in Colombia and Turkey. Financial information about each of these operating segments is reported to the CODM on at least a monthly basis. As the operations comprise a single segment, amounts disclosed in the consolidated financial statements also represent segment amounts.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

2.	Significant Accounting Policies (Continued)

(u)	Change in accounting policies

During the year ended December 31, 2015, the Company retrospectively changed its accounting policy for exploration

(v)	Future Accounting Pronouncements

The accounting pronouncement detailed in this note has been issued but is not yet effective. The Company has not early adopted this standard and is currently evaluating the impact, if any, that this standard might have on its consolidated financial statements.

(i) IFRS 9 - Financial Instruments ("IFRS 9") was issued by the IASB in July 2014 and will replace IAS 39 - Financial Instruments: Recognition and Measurement ("IAS 39"). IFRS 9 uses a single approach to determine whether a financial asset is measured at amortized cost or fair value, replacing the multiple rules in IAS 39. The approach in IFRS 9 is based on how an entity manages its financial instruments in the context of its business model and the contractual cash flow characteristics of the financial assets. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. The new standard also requires a single impairment method to be used, replacing the multiple impairment methods in IAS 39. A new hedge accounting model is introduced and represents a substantial overhaul of hedge accounting which will allow entities to better reflect their risk management activities in the financial statements. The most significant improvements apply to those that hedge non-financial risk, and so these improvements are expected to be of particular interest to non-financial institutions. The effective date of IFRS 9 was deferred to years beginning on or after January 1, 2018. Earlier application is permitted.

(ii) IFRS 11 – Joint Arrangements provide guidance on the accounting for acquisitions of interests in joint operations constituting a business, The amendments require all such transactions to be accounted for using the principles on business combinations accounting in IFRS 3 ‘Business Combinations’ and other IFRSs, except where those principles conflict with IFRS 11, Acquisitions of interest in joint ventures are not impacted by this new guidance. The amendments are effective for reporting periods beginning on or after January 1, 2016 and are not expected to have a material impact on the consolidated financial statements of the Company at adoption.

(iii) IFRS 15 – Revenue from Contracts with Customers (“IFRS 15”) was issued in May 2014, and establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. IFRS 15 will supersede the current revenue recognition guidance including IAS 18 Revenue, IAS 11 Construction Contracts and the related interpretations when it becomes effective. This standard will be effective for reporting periods beginning on or after January 1, 2017. As the Company is presently in the exploration and development stage of operations and currently has no revenue producing properties, the application of IFRS 15 is not expected to have a material impact on the consolidated financial statements of the Company at adoption.

(iv) IFRS 16 - Leases (“IFRS 16”) was issued by the IASB in January 2016. IFRS 16 eliminates the current dual model for lessees, which distinguishes between on-balance sheet finance leases and off-balance sheet operating leases. Instead, there is a single, on-balance sheet accounting model that is similar to current finance lease accounting. IFRS 16 is effective for periods beginning on or after January 1, 2019. Earlier application is permitted.

(v) IAS 1 – Presentation of Financial Statements (“IAS 1”) was amended in December 2014 in order to clarify, among other things, that information should not be obscured by aggregating or by providing immaterial information, that materiality consideration apply to all parts of the financial statements and that even when a standard requires a specific disclosure, materiality considerations do apply, The amendments are effective for annual periods beginning on or after January 1, 2016, Earlier adoption permitted, The Company has yet to assess the full impact of IAS 1 on its financial statements.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

3.	Critical Accounting Judgments and Key Sources of Estimates Uncertainty

Critical judgments in applying the Group’s accounting policies
In the application of the Group’s accounting policies, which are described in Note 2, management is required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The most significant critical judgment that members of management have made in the process of applying the entity’s accounting policies and that have the most significant effect on the amounts recognized in the consolidated financial statements is the judgment on functional currency.

Functional currency
Management uses its judgment to determine the functional currency that most faithfully represents the economic effects of the underlying transactions, events and conditions. As part of this approach, management gives priority to indicators like the currency that mainly influences costs and the currency in which those costs will be settled and the currency in which funds from financing activities are generated. The functional currency of the parent is the Canadian dollar. The Company has determined the functional currency of its Colombian subsidiary to be the Colombian Peso and that of its previously held Turkish subsidiaries to be the Turkish Lira.

Key sources of estimation uncertainty
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

The Black-Scholes Option Pricing Model was developed for use in estimating the fair value of traded options which were fully tradable with no vesting restrictions. This option valuation model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options and warrants have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the calculated fair value, such value is subject to measurement uncertainty.

4.	Change in Accounting Policy

During the year ended December 31, 2015, the Company retrospectively changed its accounting policy for exploration and evaluation expenditures. Previously, the Company capitalized acquisition costs and deferred exploration and evaluation expenditures of mineral properties to the specific mineral properties, net of recoveries received.

Under the new policy, exploration and evaluation expenditures incurred prior to the establishment of technical feasibility and commercial viability of extracting mineral resources and prior to a decision to proceed with mine development are charged to operations as incurred. As required by IAS 8 - Accounting Policies, Changes in Accounting Estimates and Errors, the Company included the restated consolidated statement of financial position as at January 1, 2014. Management considers this accounting policy to provide more reliable and relevant information and more clearly represents the Company's activities.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

4.	Change in Accounting Policy (Continued)

The consolidated financial statement impact as at January 1, 2014 is as follows:

		Effect of change
	As previously	in accounting
	reported	policy	As restated

STATEMENT OF FINANCIAL POSITION
Exploration and evaluation assets	$1,347,323	$(1,347,323)	$-
Total non-current assets	1,407,220	(1,347,323)	59,897
Total assets	3,503,671	(1,347,323)	2,156,348
Translation of foreign operations	(70,927)	127,060	56,133
Accumulated deficit	(2,775,813)	(1,474,383)	(4,250,196)
Total shareholders' equity	3,423,505	(1,347,323)	2,076,182
Total liabilities and shareholders' equity	3,503,671	(1,347,323)	2,156,348

The consolidated financial statement impact as at and for the year ended December 31, 2014 is as follows, after reclassification of expenditures to discontinued operations (note 12):

		Effect of change
	As previously	in accounting
	reported	policy	As restated

STATEMENT OF FINANCIAL POSITION
Exploration and evaluation assets	$2,134,059	$(2,134,059)	$-
Total non-current assets	2,218,908	(2,134,059)	84,849
Total assets	4,726,885	(2,134,059)	2,592,826
Translation of foreign operations	(14,995)	66,215	51,220
Accumulated deficit	(4,600,326)	(2,200,274)	(6,800,600)
Total shareholders' equity	3,104,431	(2,134,059)	970,372
Total liabilities and shareholders' equity	4,726,885	(2,134,059)	2,592,826

STATEMENT OF LOSS AND COMPREHENSIVE LOSS
Exploration and evaluation expenditures - to discontinued operations	$-	$1,490,230	$1,490,230
Impairment of exploration and evaluation assets	764,339	(764,339)	-
Net loss for the year	1,824,513	725,891	2,550,404
Exchange differences arising on translation of foreign operations	(55,932)	60,845	4,913
Comprehensive loss for the year	1,768,581	786,736	2,555,317
(1)
Basic and diluted loss per share	(0.06)	(0.03)	(0.09)

STATEMENT OF CASH FLOWS
Net loss for the year	$(1,824,513)	$(725,891)	$(2,550,404)
Net loss adjusted for discontinued operations	-	-	(902,601)
Impairment of exploration and evaluation assets	764,339	(764,339)	-
Cash flows used in operating activities	(1,078,494)	(1,490,230)	(2,568,724)
Exploration and evaluation assets	(1,441,815)	1,441,815	-
Cash flows used in investing activities	(1,474,782)	1,441,815	(32,967)
Effect on foreign currencies on cash	(48,555)	48,415	(140)

(1)Basic and diluted loss per share has been adjusted to reflect a 2:1 share consolidation (note 8(b)(i)).

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

5.	Qualifying Transaction and Private Placement

Arrangement Transaction

On April 15, 2015, the Company completed a business combination transaction (the “Arrangement”) by way of an arrangement under the Business Corporations Act (Alberta) (“ABCA”) involving Kirkcaldy, the securityholders of Kirkcaldy, the Company, Tigris Subco, and the securityholders of Tigris Subco, as the “Qualifying Transaction” of Kirkcaldy, which was a “capital pool company” (as such terms are defined in the policies of the TSXV). Pursuant to the Arrangement, Kirkcaldy and Tigris Subco amalgamated under the ABCA to form RRMC, and upon such amalgamation:

(a)

each common share (a “Tigris Subco Share”) in the capital of Tigris Subco, each warrant (a “Tigris Subco Warrant”) of Tigris Subco exercisable into Tigris Subco Shares and each warrant (a “Tigris Subco Finder Warrant”) of Tigris Subco exercisable into Tigris Subco Shares and issued to finders under the Private Placement (as defined below) were exchanged such that each holder of Tigris Subco Shares was issued 0.5 of an Ordinary Share of the Company for each Tigris Subco Share held, each holder of Tigris Subco Warrants was issued a warrant to acquire a number of Ordinary Shares equal to the number of Tigris Subco Shares underlying the Tigris Subco Warrant after giving effect to the the Company’s share consolidation described herein and each holder of Tigris Subco Finder Warrants was issued a warrant to acquire a number of Ordinary Shares equal to the number of Tigris Subco Shares underlying the Tigris Subco Finder Warrants after giving effect to the the Company’s share consolidation;

(b)

each common share (a “Kirkcaldy Share”) in the capital of Kirkcaldy and each outstanding option (a “Kirkcaldy Option”) of Kirkcaldy to purchase Kirkcaldy Shares was exchanged such that each holder of Kirkcaldy Shares was issued 0.5 of an Ordinary Share for each Kirkcaldy Share held and each holder of Kirkcaldy Options was granted an option to acquire a number of Ordinary Shares equal to the number of Kirkcaldy Shares underlying the Kirkcaldy Options multiplied by 0.5; and each Tigris Subco Share outstanding that was held by the Company was cancelled and the Company was issued an aggregate of one (1) share of RRMC in consideration for (A) all Ordinary Shares issued to former holders of Kirkcaldy Shares and former holders of Tigris Subco Shares and (B) the cancellation of all Tigris Subco Shares held by the Company immediately prior to effecting the Arrangement. The grant date fair value of the options issued to Kirkcaldy shareholders was $7,539, which is included on the Statement of Loss and Comprehensive Loss for the period ended December 31, 2015 under Kirkcaldy takeover costs.

Prior to the Arrangement, the Company consolidated the Ordinary Shares on a 2-for-1 basis and changed its namefrom “Tigris Resources Limited” to “Royal Road Minerals Limited”.

The Arrangement was approved by the Court of Queen’s Bench of Alberta pursuant to a final order dated April 15, 2015 and by the securityholders of Kirkcaldy on April 14, 2015. On April 10, 2015, the securityholders of Tigris Subco also approved the Arrangement and the shareholders of the Company approved certain related matters, including the Company’s name change and the consolidation.

As a result of the Arrangement, Kirkcaldy ceased to be a reporting issuer and its common shares are no longer listed on the TSXV, RRMC is the successor of Kirkcaldy and Tigris Subco and is a wholly-owned subsidiary of the Company and former securityholders of Kirkcaldy and Tigris Subco (other than the Company) instead received securities of the Company. On April 20, 2015, the Ordinary Shares of the Company were listed and commenced trading on the TSXV under the trading symbol “RYR”.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

5.	Qualifying Transaction and Private Placement (Continued)

Fair value of consideration issued to Kirkcaldy shareholders:
Shares issued	$535,663
Stock options issued	7,539
543,202

Cash	328,407
Accounts payable	(10,016)
Net assets acquired	318,391
Excess of consideration paid over net assets acquired, representing a cost of the transaction	$224,811

In addition, the Company incurred cash costs of $514,038 to complete the Arrangement, these costs included professional fees and TSXV listing fees.

Private Placement in Connection with Arrangement Transaction

On December 11, 2014, Tigris Subco completed a non-brokered private placement (the “Private Placement”) pursuant to which it issued and sold 4,393,766 units (“Tigris Subco Units”) of Tigris Subco at a price of $0.30 per Tigris Subco Unit for aggregate gross proceeds of $1,318,130. Each Tigris Subco Unit consisted of one Tigris Subco Share and one Tigris Subco Warrant. The gross proceeds from the Private Placement were placed with an escrow agent and released to Tigris Subco immediately prior to effecting the Arrangement.

In connection with the Private Placement, Tigris Subco agreed to pay to certain finders (each, a “Finder”) a finder’s fee in respect of Tigris Subco Units purchased by investors introduced by, or whose subscriptions were attributable to the efforts of, such applicable Finder equal to 6.0% of the proceeds from the Tigris Subco Units sold to such investors. In addition, Tigris Subco issued to the Finders an aggregate of 238,750 non-transferable Tigris Subco Finder Warrants, each entitling the holder to purchase one Tigris Subco Share at a price of $0.30 for two years from the closing of the Private Placement. The Company also agreed to reimburse one Finder for certain of its expenses incurred in connection with the Private Placement.

The fair values attributable to the 4,393,766 Tigris Subco Warrants and 238,750 Tigris Subco Finder Warrants were $144,990 and $15,495, respectively, and were credited to Warrants in Shareholders' Equity.

6.	Prepaid Expenses and Other Assets

As at December 31,	2015	2014

Prepaid expenses	$11,475	$247,464
Security deposits	30,517	30,517
Other receivables	36,540	52,667

Total	$78,532	$330,648

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

7.	Property and Equipment

Cost	Vehicles	Equipment	Total

Balance - January 1, 2014	$41,526	$55,173	$96,699
Additions	-	32,967	32,967
Currency translation differences	117	9,536	9,653

Balance - December 31, 2014	41,643	97,676	139,319
Disposals	(40,050)	(52,669)	(92,719)
Currency translation differences	(1,593)	986	(607)

Balance - December 31, 2015	$-	$45,993	$45,993

Accumulated Depreciation	Vehicles	Equipment	Total

Balance - January 1, 2014	$24,915	$11,887	$36,802
Charge for the year	8,589	15,092	23,681
Currency translation differences	(74)	(5,939)	(6,013)

Balance - December 31, 2014	33,430	21,040	54,470
Charge for the year	2,747	14,599	17,346
Disposals	(34,420)	(17,628)	(52,048)
Currency translation differences	(1,757)	2,114	357

Balance - December 31, 2015	$-	$20,125	$20,125

Carrying Amount	Vehicles	Equipment	Total

Balance - December 31, 2015	$-	$25,868	$25,868
Balance - December 31, 2014	$8,213	$76,636	$84,849
Balance - January 1, 2014	$16,611	$43,286	$59,897

All of the depreciation expense for the year ended December 31, 2015 was classified with exploration and evaluation expenses, with the exception of $5,542 (2014 - $3,242), relating to office equipment, which was included on the Statement of Loss and Comprehensive Loss.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

8.	Share Capital

(a)	Authorized share capital

The authorized share capital consists of an unlimited number of Ordinary Shares without par value. Each Ordinary Share entitles the holder to one vote. All Ordinary Shares of the Company rank equally as to dividends, voting powers and participation in assets upon a dissolution or winding up of the Company.

(b)	Common shares issued

At December 31, 2015, the issued share capital amounted to $9,306,749. The change in issued share capital for the years presented were as follows:

	Number of
	Shares	Amount

Balance, January 1, 2014	25,277,956	$6,064,162
Shares issued for cash (ii)	3,500,000	1,261,750
Issuance costs	-	(22,063)
Forfeited stock options	-	6,771

Balance, December 31, 2014	28,777,956	7,310,620
Shares issued in connection with Arrangement Transaction (note 5)	4,393,766	1,318,130
Shares issued for cash (iii)	4,875,000	390,000
Issuance costs - cash	-	(89,285)
Issuance costs - warrant valuation	-	(163,745)
Shares of RRM issued to Kirkcaldy Shareholders (note 5)	2,006,229	535,663
Forfeited stock options	-	5,366

Balance, December 31, 2015	40,052,951	$9,306,749

(i) On April 15, 2015, the Company completed a one-for-two consolidation of its Ordinary Shares. All references to capital stock, warrants, options, and per share data have been adjusted retrospectively to reflect the Company’s one-for-two share consolidation for the years ending December 31, 2015 and 2014. No fractional Ordinary Shares were issued pursuant to the share consolidation or the Arrangement. The number of post consolidation Ordinary Shares issued to shareholders of the Company pursuant to the share consolidation and to former Kirkcaldy shareholder’s pursuant to the Arrangement was rounded up to the next greater whole number of post consolidation Ordinary Shares if the fractional entitlement was equal to or greater than 0.5 and rounded down to the next lesser whole number of post consolidation Ordinary Shares if the fractional entitlement was less than 0.5.

(ii) In May, June, and September 2014, the Company issued an aggregate of 3,500,000 Ordinary Shares pursuant to a private placement financing at a price of $0.40 per Ordinary Share for aggregate gross proceeds of $1,400,000. In connection with this private placement, on December 14, 2014, the Company issued an aggregate of 1,750,000 ordinary share purchase warrants, each entitling the holder to purchase one Ordinary Share for $0.45 until the date that is 36 months from the date of any listing of the Ordinary Shares on the TSXV. The fair value attributable to the issued warrants was $138,250, and was credited to Warrants in Shareholders' Equity.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

8.	Share Capital (Continued)

(iii) On October 14, 2015, the Company closed a private placement offering, pursuant to which the Company issued an aggregate of 4,875,000 Ordinary shares of the Company at a price of $0.08 per Ordinary Share, for aggregate gross proceeds of $390,000.

In connection with the private placement, the Company paid cash fees of $6,687 to Loeb Aron & Company Ltd, its placement agent, which represented an amount equal to 7% of the aggregate gross proceeds from subscriptions sourced by it and 1% of the aggregate gross proceeds from subscriptions sourced by the Company. Loeb Aron was also paid a corporate finance fee of £2,500 (CAD$5,061). As additional compensation, the Company also issued warrants to the placement agent entitling it to purchase a number of Ordinary Shares equal to 7% and 1% of the aggregate number of Ordinary Shares issued pursuant to subscriptions sourced by it and the Company, respectively, during the period ending three years from the date hereof and at a price of $0.09 per Ordinary Share. The fair value attributable to the 83,587 warrants issued was $3,260, and was credited to Warrants in Shareholders' Equity.

9.	Warrants

The following table reflects the continuity of warrants for the years presented:

		Weighted
	Number of	Average
	Warrants	Exercise Price

Balance, January 1, 2014	8,751,265	$0.60
Issued (note 8(b)(ii))	1,750,000	0.45

Balance, December 31, 2014	10,501,265	0.58
Issued (note 5)	4,393,766	0.45
Issued - agent warrants (note 5 and note 8(b)(ii))	322,337	0.25

Balance, December 31, 2015	15,217,368	$0.53

The Company had the following warrants outstanding at December 31, 2015:

Number of Warrants	Exercise Price	Expiry Date

8,751,265	$ 0.60	April 15, 2018
1,750,000	$ 0.45	April 15, 2018
4,393,766	$ 0.45	April 15, 2018
238,750	$ 0.30	April 15, 2017
83,587	$ 0.09	October 14, 2018

15,217,368

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

10.	Stock Options

On April 10, 2015, the Company adopted a new incentive stock option plan (the “2015 Option Plan”) which replaced the Company’s former stock option plan (the “Former Option Plan”). No further awards will be granted under the Former Option Plan. However, any outstanding awards granted under the Former Option Plan shall remain outstanding and will continue to be governed by the provisions of the Former Option Plan.

The 2015 Option Plan is a rolling stock option plan under which options may be granted in respect of authorized and unissued Ordinary Shares to any director, officer, employee (part-time or full-time), service provider or consultant of the Company or any of its subsidiaries provided that, the aggregate number of Ordinary Shares reserved by the Company for issuance and which may be purchased upon the exercise of all options shall not exceed 10% of the issued and outstanding Ordinary Shares at the time of granting of options (on a non-diluted basis). If any option granted under the 2015 Option Plan is surrendered, terminated, expires or is exercised, the Ordinary Shares reserved for issuance, or issued, pursuant to such option shall be available for new options granted under the 2015 Option Plan.

The following table reflects the continuity of stock options for the years presented:

		Weighted
	Number of	Average
	Options	Exercise Price

Balance, January 1, 2014	330,000	$0.50
Granted during the year	835,000	0.50
Expired / forfeited during the year	(150,000)	0.50

Balance, December 31, 2014	1,015,000	$0.50
Granted during the year	2,460,000	0.18
Expired / forfeited during the year	(225,000)	0.33
Options in RRM issued to Kirkcaldy Shareholders (note 5)	75,000	0.40

Balance, December 31, 2015	3,325,000	$0.27

Vested, end of the year	2,425,000	$0.33

The weighted average fair value of the options granted in the year was estimated at $0.01 (2014 - $0.04) by using the

Black-Scholes option pricing model with the following weighted average assumptions:

					Expected	Expected	Risk-free
		Grant date	Exercise	Expected	option	dividend	interest
Expiry date	Grant date	share price	price	volatility	life (years)	yield	rate

October 15, 2016	April 15, 2015	$0.20	$0.50	50%	1.5	0	1.00%
October 15, 2016	April 15, 2015	$0.11	$0.25	60%	1.5	0	0.56%
April 15, 2016	April 15, 2015	$0.35	$0.40	60%	1.0	0	0.56%
April 15, 2017	June 30, 2015	$0.15	$0.40	60%	1.0	0	0.56%
August 28, 2017	August 28, 2015	$0.10	$0.25	60%	2.0	0	0.42%
December 14, 2017	December 14, 2015	$0.05	$0.10	102%	2.0	0	0.50%

Option pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility. Volatility is calculated as the variation of the Company's share price over a look back period equal to the expected life of the option at issuance. Changes in the underlying assumptions can materially affect the fair value estimates.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

10. Stock Options (Continued)

The Company had the following stock options outstanding as of December 31, 2015:

			Weighted Average
Number of Options		Exercise	Remaining Contractual
Outstanding	Exercisable	Price	Life (years)	Expiry Date

940,000	940,000	$0.50	0.79	October 15, 2016
850,000	850,000	$0.25	0.79	October 15, 2016
75,000	75,000	$0.40	0.29	April 15, 2016
110,000	110,000	$0.40	1.29	April 15, 2017
150,000	50,000	$0.25	1.66	August 28, 2017
1,200,000	400,000	$0.10	1.96	December 14, 2017
3,325,000	2,425,000		1.26

11.	Exploration Rights and Exploration and Evaluation Expenditures

Exploration rights consisted of:

As at December 31,	2015	2014

Colombia
La Golondrina Project	$39,102	$-

Exploration and evaluation expenditures consisted of:

Year Ended December 31,	2015	2014

Colombia
La Golondrina Project	$58,036	$-
	58,036	-
Turkey
Oremine	437,207	877,759
Arsimet	-	110,779
Pertek	71,565	479,972
Bingol	-	21,720
	508,772	1,490,230
Total exploration and evaluation expenditures	566,808	1,490,230
Reclassified to discontinued operations (note 12)	(508,772)	(1,490,230)
Net exploration and evaluation expenditures	$58,036	$-

In October 2015, the Board and Management of the Company made the decision to discontinue work in Turkey and shift focus to gold exploration and development in Colombia. In October 2015, the Company executed an Option Agreement (the “La Golondrina Option”) allowing it to earn 100% of the La Golondrina gold mining project (the “La Golondrina Project”) in the Nariño Province of southern Colombia.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

11.	Exploration Rights and Exploration and Evaluation Expenditures (Continued)

La Golondrina Project
On October 6, 2015, the Company entered into an option agreement over the La Golondrina gold project in Nariño Province of southern Colombia. Under the terms of the La Golondrina Option Agreement, the Company has the option to acquire a 100% undivided interest in the La Golondrina project. In order to exercise the Option, the Company must:

•	pay to the Optionors the aggregate sum of US$30,000 (CAD$39,102) (paid October 13, 2015) within three days of the effective date of the Option Agreement;
•	pay to the Optionors the aggregate sum of US$50,000 on or before the date that the Company first commences drilling on the La Golondrina project;
•	pay to the Optionors the aggregate sum of US$60,000, payable in three equal installments of US $20,000 on the first, second and third anniversary dates of the effective date of the Option Agreement.

In addition, the Company must carry out the following exploration work on the La Golondrina project on or before the third anniversary of the effective date of the Option Agreement:

•	complete detailed surveying and sampling of the mine site and surrounding veins to plan drill holes;
•	complete a detailed review of the induced polarization (IP) survey and ground magnetic survey; and
•	carry out a minimum of 1,500 meters of drilling.

After making these payments and completing the required exploration work, the Company may, prior to the third anniversary of the effective date of the Option Agreement, give a notice to the Optionors of its intention to complete a feasibility study. If, after completing the feasibility study, the Company determines that the development of a mine is justified at such time, the Company may exercise the option and, thereupon, it will acquire a 100% interest in the La Golondrina project (subject to the royalty described below), the Optionors shall cease all mining operations at the La Golondrina project, and the Company shall pay the Optionors an aggregate of US$100,000 per annum until the Company commences commercial production. In the alternative, the Company may, at such time, elect to defer making a production decision and exercising its option for up to a further three years, and instead pay to the Optionors the aggregate sum of US$20,000 per annum during such deferral period.

Upon any exercise by the Company of the option, the Optionors will have the right to elect to receive either:

i)	a 20% net profit royalty to be paid once payback of all capital invested to expand and construct the operation has been made; or
ii)	a 15% net profit royalty, to be paid once payback of all capital invested to expand and construct the operation has been made, plus a 1% net smelter royalty.

Turkey Operations

Up until October 2015, the Company's exploration activities were focused in the south-east region of Turkey and included the Oremine, Arsimet, Pertek and Bingol projects. Costs for these projects were incurred by RRM Turkey, a former wholly owned subsidiary which was sold on December 14, 2015 (see note 12).

12.	Discontinued Operations

On December 14, 2015, the Company completed its purchase and sales agreement (the “Purchase Agreement”) with Ravello Investment Group Limited (“RIG”), pursuant to which the Company agreed to sell, and RIG agreed to purchase, all of the issued share capital of Tigris Eurasia Madencilik Sanayi ve Ticaret Limited Sirketi (“RRM Turkey”), the Company’s former wholly-owned Turkish subsidiary, that holds the Company’s exploration and mining licenses with respect to its Pertek project, its exploration database for Turkey, and certain other equipment and assets related to its former operations in Turkey, which have now been discontinued.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

12.	Discontinued Operations (Continued)

In accordance with the Purchase Agreement, as consideration for the sale of RRM Turkey, the Company has received a cash payment of US$250,000 (CAD$343,017). In addition, RIG has agreed to pay to the Company an aggregate royalty equal to 1% of the net smelter returns from the sale of all mineral products that are produced or extracted by or on behalf of RRM Turkey from its properties comprising the Pertek project and any new further properties acquired through use and application of RRM Turkey’s existing exploration database. RIG will also pay to the Company an amount equal to 5% of the proceeds received by RRM Turkey, RIG and their respective affiliates in connection with the sale of any part of such properties or any other properties that any such party acquires using information from RRM Turkey’s existing exploration database, less the costs incurred by RRM Turkey in the exploration and development and sale of the disposed properties.

A summary of the transaction is as follows:

Cash consideration	$343,017

Net assets of discontinued operations:
Long-term financial assets	532,803
Property and equipment	34,038
Other assets	26,203
Other liabilities	(361,859)

231,185
Reserves released to profit and loss as a result of the sale
Translation of foreign operations	52,755

283,940

Gain on sale of operations	$59,077

Results of discontinued operations

Year Ended December 31,	2015	2014

Income
Interest income	$2,148	$2,836
Other income	106,561	116

	108,709	2,952

Exploration and evaluation expenditures (note 11)	508,772	1,490,230
Professional fees	65,054	85,060
General and administrative	30,001	697
Employee salaries and benefits	72,768	72,177
Foreign exchange loss	38,048	2,591

	714,643	1,650,755

Loss from operations	(605,934)	(1,647,803)
Gain on sale of discontinued operations	59,077	-

Loss from discontinued operations	(546,857)	(1,647,803)

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

13.	Related Party Balances and Transactions

In accordance with IAS 24, key management personnel are persons responsible for planning, directing, and controlling the activities of an entity, and include executive and non-executive directors. The key management personnel of the Company are the directors and officers of the Company.

The Company is the parent and ultimate controlling party of the Group. No individual party had overall control of the Company or Group during the periods being presented. Transactions between the Company and its subsidiary have been eliminated on consolidation.

The amounts due to related parties of the Company at the reporting date, as disclosed below, arose due to transactions entered into with the related parties in the ordinary course of business.

Compensation of key management personnel of the Company

The remuneration of directors and other members of key management personnel during the years ended December 31, 2015 and 2014 was as follows:

Year Ended December 31,	2015	2014
Salaries	$348,874	$194,470
Share-based payments	12,378	28,550
	$361,252	$223,020

The Company pays or has paid certain of its key management personnel through companies owned by certain executive officers and directors as described below.

The Company contracted with Vernon Arseneau, a director of the Company, for geological consultancy services, During the year ended December 31, 2015, cash payments to Mr, Arseneau were $5,010 (2014 – $nil), which are included under professional fees on the consolidated statement of loss and comprehensive loss for the year ended December 31, 2015.

14.	Capital Risk Management

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support the acquisition, exploration and evaluation of its properties. The capital of the Company consists of share capital, warrants, contributed surplus, translation of foreign operations and accumulated deficit, which at December 31, 2015 totalled $954,226 (2014 - $970,372). The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company's management to sustain future development of the business.

Properties in which the Company currently has an interest are in the exploration stage, as such the Company is dependent on external financing to fund its activities. In order to carry out the planned exploration and pay for administrative costs, the Company will spend its existing working capital and raise additional amounts as needed. The Company will continue to assess new properties and seek to acquire an interest in additional properties if it feels there is sufficient geologic or economic potential and if it has adequate financial resources to do so.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

15.	Financial Instruments Risk

The Company’s financial instruments consist of cash and cash equivalents and accounts payable and accrued liabilities. The fair values of these financial instruments approximate their carrying values because of their current nature.

Credit Risk

The Company's credit risk is primarily attributable to cash and cash equivalents. The Company has no significant concentration of credit risk arising from operations. Cash and cash equivalents consists of bank deposits which have been invested with reputable financial institutions, from which management believes the risk of loss to be remote.

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company monitors its ability to meet its short-term exploration and administrative expenditures by raising additional funds through share issuance when required. All of the Company’s financial liabilities have contractual maturities of 30 days or due on demand and are subject to normal trade terms.

Interest rate risk

The Company's current policy is to invest excess cash in investment-grade short-term deposit certificates issued by its banking institutions. The Company periodically monitors the investments it makes and is satisfied with the credit ratings of its banks. Management considers interest rate risk to be minimal given that, as at December 31, 2015 and 2014, no amounts were held in short-term deposit certificates.

Foreign exchange risk

As at December 31, 2015, the cash and cash equivalents was $969,032 (2014 - $859,205). The Company's cash and cash equivalents are denominated in the following currencies:

As at December 31,	2015	2014

Denominated in Canadian dollars	$263,188	$588,203
Denominated in US dollars	637,426	428
Denominated in British Pound	12,285	94,872
Denominated in Colombian Pesos	56,133	-
Denominated in European Euro	-	2,507
Denominated in Turkish Lira	-	173,195

	$969,032	$859,205

Commodity price risk

The Company is exposed to price risk with respect to commodity prices. Changes in commodity prices will impact the economics of development of the Company’s mineral exploration properties. The Company’s ability to raise capital to fund exploration activities is subject to risks associated with fluctuations in the market price of gold. The Company monitors commodity prices to determine the appropriate course of actions to be taken.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

16.	Segmented Information

During the year ended December 31, 2015, the Company disposed of its operating and reporting segment in the

Turkish exploration operations. The Company’s information about its assets by geographic location is detailed below.

Year Ended December 31, 2015
	Jersey	Colombia	Turkey	Total
Revenues	$-	$-	$-	$-
Net loss	$(1,546,705)	$(58,036)	$(546,857)	$(2,151,598)

Year Ended December 31, 2014
	Jersey	Colombia	Turkey	Total
Revenues	$-	$-	$-	$-
Net loss	$(902,601)	$-	$(1,647,803)	$(2,550,404)

As at December 31, 2015
	Jersey	Colombia	Turkey	Total
Non-current assets	$25,868	$39,102	$-	$64,970

As at December 31, 2014
	Jersey	Colombia	Turkey	Total
Non-current assets	$37,366	$-	$47,483	$84,849

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

17.	Income Taxes

There was no tax payable by the Group in the years ended December 31, 2015 and 2014.

Year Ended December 31,	2015	2014

Loss before income taxes, from continuing operations	$(1,604,741)	$(902,601)
Statutory rate	20%	20%

Expected income tax recovery	(320,950)	(180,520)
Items not deductible for tax purposes	5,230	7,904
Losses not recognized	315,720	172,616

Income taxes	$-	$-

The Group has taxation losses under jurisdiction of Jersey (Channel Islands) and Colombia (subject to confirmation with the tax authorities).

18.	Subsequent Events

(1) On April 4, 2016, the Company announced that it has entered into an option agreement (the “Option Agreement”) effective as of March 31, 2016, with Mesias Oliver Acosta Benavides, Euberto Ernesto Calderón and Jesús Yerobi Santander (collectively, the “Optionors”) to acquire 100% of the La Redención gold project, which is located approximately 450 meters north of the license boundary of the Company’s La Golondrina gold project in the Nariño Province of southern Colombia.

The following is a summary of principal terms of the Option Agreement:

•	The Company has the option to acquire a 100% undivided interest in the La Redención project;
•	In order to exercise the Option, the Company must:

i)

Assist the Optionors to a maximum cost of US$20,000 to complete all ongoing regulatory work to a high level and acquire the additional required approvals for exploration activities on the license area;

ii)	On acquisition of regulatory approvals, pay to the Optionors the aggregate sum of US$20,000;
iii)	Pay to the Optionors the aggregate sum of US$25,000 on or before the date that the Company first commences drilling on the La Redención project;
iv)	Pay to the Optionors the aggregate sum of US$30,000, payable in three equal installments of US$10,000 on the first, second and third anniversary dates of regulatory approval; and
v)	Complete a minimum of 750 meters of drilling at La Redención on or before the third anniversary of the effective date of regulatory approvals.

•	After making these payments and completing this exploration work, the Company may, prior to the third anniversary of the date of regulatory approvals, give a notice to the Optionors of its intention to complete a feasibility study. If, after completing the feasibility study, the Company determines that the development of a mine is justified at such time, the Company may exercise the option and, thereupon, it will acquire a 100% interest in the La Redención project (subject to the royalty described below). In the alternative, the Company may, at such time, elect to defer making a production decision and exercising its option for a period of up to five years, and instead pay to the Optionors the aggregate sum of US$10,000 per annum during such deferral period; and
•	Upon any exercise by the Company of the option, the Optionors will have the right to receive a 20% net profit royalty to be paid once payback of all capital invested to explore, develop and construct the operation has been made.

Royal Road Minerals Limited
Notes to Consolidated Financial Statements
Years Ended December 31, 2015 and 2014
(Expressed in Canadian Dollars, unless otherwise indicated)

18.	Subsequent Events (Continued)

(2) On April 15, 2016, the Company closed the first tranche of a non-brokered private placement (the "Offering") of 20,748,000 units (each a "Unit") of the Company at a purchase price of $0.05 per Unit for aggregate gross proceeds of $1,037,400. On April 25, 2016, the Company closed the second and final tranche of its Offering of 5,845,000 Units of the Company at a purchase price of $0.05 per Unit for aggregate gross proceeds of $292,250. Each Unit will be comprised of one ordinary share of the Company and one-half of one ordinary share purchase warrant (each whole warrant a "Warrant"). Each Warrant will entitle the holder thereof to acquire one ordinary share of the Company at a price of $0.10 for a period of 24 months from the date of issuance.

In connection with the Offering, the Company agreed to pay a cash commission to certain parties in an amount equal to 6% of the aggregate proceeds received from investors sourced by such parties. Closing of the Offering is subject to the approval of the TSXV. All the securities issued under the Offering are subject to resale restrictions under applicable securities laws.